UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ARES COMMERCIAL REAL ESTATE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Ares Commercial Real Estate Corporation

One North Wacker Drive, 48th Floor

Chicago, IL 60606

Commencing on June 16, 2014, Ares Commercial Real Estate Corporation made the following communications to certain of its stockholders.

June 16, 2014

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

Institutional Shareholder Services (ISS) and Glass Lewis & Co. have issued voting recommendations which are inconsistent with our Board of Directors’ recommendation on the election of John Hope Bryant as one of our Class II directors.  In addition, ISS has issued a voting recommendation which is inconsistent with our Board of Directors’ recommendation on the election of Robert L. Rosen as one of our Class II directors.

We urge you, for the reasons set forth below, to support the recommendations of our Board of Directors.

We believe that John Hope Bryant has demonstrated a strong overall attendance record with respect to our meetings, as described in more detail below. Mr. Bryant has informed us that he is deeply committed to serving as one of our Board members and that he intends to attend at least 75% of the meetings of our Board of Directors and the Nominating and Governance Committee during 2014.  Mr. Bryant has attended 86% of our meetings during 2014 and he attended 100% of our meetings during 2012.

We also believe that ISS’ recommendation with respect to Robert L. Rosen has failed to take into account the fact that our audit committee functions as our compensation committee.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS AND VOTE FOR EACH NOMINEE FOR DIRECTOR.

Proposal 1 (Election of Directors)

We urge you to support and vote for Mr. Bryant:

We believe that Mr. Bryant has demonstrated a strong overall attendance record with respect to our meetings. Although Mr. Bryant attended less than 75% of Nominating and Governance Committee meetings during 2013, he generally has a pattern of attending meetings of our Board of Directors and the committee on which he serves.

•                                          During 2012, Mr. Bryant attended all of the meetings of our Board of Directors and the committee on which he served; during 2013, Mr. Bryant attended 75% of the meetings of our Board of Directors; and to date, in 2014, Mr. Bryant has attended 86% (all but one) of the meetings of our Board of Directors and the committee on which he serves.

•                                          During 2013, we held 17 meetings of the Board of Directors and the Nominating and Governance Committee, the majority of which were special meetings called with limited notice. We believe that this unusually heavy schedule of meetings is a mitigating factor with respect to Mr. Bryant’s attendance during 2013.

•                                          Mr. Bryant has committed to us that he intends to attend at least 75% of the meetings of our Board of Directors and Nominating and Governance Committee during 2014.

We urge you to support and vote for Mr. Rosen:

The “withhold” recommendation with respect to Mr. Rosen was based on ISS’ assertion that our company has not established a formal separate compensation committee. The recommendation to withhold is based on factual and legal inaccuracies.

•                                          Instead of forming a separate compensation committee, we have provided that the role of the compensation committee will be performed by the audit committee, which is comprised entirely of independent directors. This is permitted under the New York Stock Exchange corporate governance listing requirements and the rules and regulations of the Securities and Exchange Commission.  The audit committee charter includes all of the provisions that a compensation committee charter would be required to include under the New York Stock Exchange corporate governance listing requirements and the rules and regulations of the Securities and Exchange Commission.

•                                          We chose to combine the functions of the compensation committee with the audit committee because we are an externally managed company. We do not employ any of our executive officers and our executive officers are not currently expected to receive any direct compensation from us, other than certain grants made to our Chief Financial Officer, in connection with his appointment in July 2012, under our 2012 Equity Incentive Plan. Accordingly, the role of a compensation committee is extremely limited compared to an internally managed public company.

As part of our ongoing periodic review of our corporate governance, our Board of Directors has been independently reviewing whether to separate the role of the compensation committee from the audit committee and form a formal compensation committee.

In addition, we note that Glass Lewis & Co. recommended that stockholders vote for Mr. Rosen as one of our directors.

For the foregoing reasons, we believe the withhold recommendations are unwarranted and we urge you to vote for each nominee for director named in our Proxy Statement

We have engaged the services of D.F. King & Co., Inc. (“D.F. King”) for the purpose of assisting in the solicitation of proxies. We have agreed to reimburse D.F. King for certain expenses and fees for services requested. Please note that D.F. King may solicit stockholder proxies by telephone on our behalf. They will not attempt to influence how you vote your shares, but only ask that you take the time to authorize your proxy. You may also be asked if you would like to authorize your proxy over the telephone and to have your voting instructions transmitted to our proxy tabulation firm.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated April 30, 2014, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.